UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2014 (December 5, 2014)

WABCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33332	20-8481962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chaussee de Wavre, 1789 1160 Brussels, Belgium

2770 Research Drive Rochester Hills, MI	48309-3511
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On December 5, 2014, the Board of Directors (“Board”) of WABCO Holdings, Inc. (the “Company”) appointed David N. (“Nick”) Reilly, CBE to the Board, effective immediately. Mr. Reilly was appointed as a Class II director in the Company’s classified Board. The Class II directors will be up for re-election at the Company’s 2015 annual shareholders’ meeting. Mr. Reilly will be entitled to all of the elements of the Company’s current compensation program for non-management directors, which includes an annual retainer of $155,000, of which $65,000 is paid in cash on a quarterly basis and the remaining $90,000 is paid in the form of deferred stock units. In addition, as with all newly-elected non-management directors, Mr. Reilly received on December 5, 2014 an initial grant of deferred stock units equivalent in value to $50,000 based on the closing price of the Company’s common stock on December 4, 2014.

Appointment of Interim Controller

On December 5, 2014, the Board appointed Robert W. Farrell to serve as Vice President and Interim Controller while the Company seeks a full-time replacement for Jason Campbell, who resigned from the Company on December 5, 2014 for family reasons. Mr. Farrell, 67, served as the Company’s Vice President of Finance, Americas and M&A from March 2013 until his retirement from the Company on August 28, 2014. Prior to that position, Mr. Farrell served as the Company’s Vice President and General Auditor from July 2007. The Company has entered into a Consulting Agreement with Mr. Farrell that provides Mr. Farrell with compensation equal to $400,000 on an annualized basis and reimbursement of expenses.

Resignation of Jason Campbell

On December 5, 2014, Jason Campbell, Vice President and Controller, resigned from the Company for family reasons.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Report to the extent described in Item 5.02.

Exhibit No.	Description of Document

99.1	Press Release Relating to Appointment of Nick Reilly dated December 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2014	WABCO HOLDINGS INC.

	By:	/S/ VINCENT PICKERING
	Name:	Vincent Pickering
	Title:	Chief Legal Officer and Secretary

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release dated December 11, 2014